Exhibit 99.2
Q1 FY10 Question & Answer
September 22, 2009
1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

- Crunch ‘n Munch	- Reddi-wip
- Healthy Choice	- Ro*Tel
- Hebrew National	- Rosarita
- Hunt’s	- Snack Pack
- Manwich	- Swiss Miss
- Marie Callender’s	- Wesson
- Orville Redenbacher’s	- Wolf
     Sales for DAVID were in line with last year’s sales for the quarter.
2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

- ACT II	- Kid Cuisine
- Andy Capp’s	- Libby’s
- Banquet	- PAM
- Blue Bonnet	- Parkay
- Chef Boyardee	- Peter Pan
- Egg Beaters	- Slim Jim
3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods Segments?

Consumer Foods unit volumes declined 1%, as reported, which includes an approximate 2% negative impact from lower Slim Jim shipments resulting from the June 9, 2009, Garner, North Carolina, accident. Additionally, as part of ongoing initiatives, the company intentionally eliminated a number of low-margin SKUs and scaled back on some low-margin customer channels and geographic markets, which negatively impacted unit volumes by approximately 1%.

Commercial Foods volume was up 1%.

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $82 million (versus approximately $76 million in Q1 FY09)

5.	How much were capital expenditures from continuing operations for the quarter?

Approximately $119 million (versus approximately $106 million in Q1 FY09)

6.	What was the net interest expense for the quarter?

Approximately $42 million (versus approximately $50 million in Q1 FY09)

7.	What was corporate expense for the quarter?

Approximately $101 million for the quarter (versus approximately $97 million in Q1 FY09). The current quarter includes $8 million of losses related to mark-to-market adjustments. Prior-year amounts include $33 million of hedge losses.

8.	What were dividends for the quarter?

Approximately $85 million (versus approximately $92 million in Q1 FY09)

9.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 446 million shares for the quarter

10.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales Gross margin = $724/$2,961 = 24%

Operating margin = segment operating profit** divided by net sales Operating margin = $391/$2,961 = 13%

*	Gross profit = net sales – costs of goods sold ($2,961 – $2,237 = $724)

**	See first-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $249/$2,961 = 8%.

11.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

	Q1 FY10	Q1 FY09
Total debt*	$3,489	$3,389
Less: Cash on hand	$290	$296

Net debt total	$3,199	$3,093

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

12.	What is the net debt to total capital ratio at quarter end?

40% currently and 39% a year ago

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question #11 for the components of net debt.

13.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was 35%.

14.	What is the projected tax rate for fiscal year 2010?

The company plans for a tax rate of 35%, excluding items impacting comparability.

15.	What are the projected capital expenditures for fiscal year 2010?
•	Approximately $475 million will be invested in the needs and opportunities identified as of the end of fiscal year 2009.

•	The company plans to invest an additional $90 million in fiscal year 2010 as part of the construction of the Delhi, Louisiana, sweet potato processing plant.

•	Related to the recovery of the Slim Jim manufacturing operations, the company will invest an additional $35 million. The company will provide revised estimates for these amounts as more details are known. The company expects to be reimbursed for most of these amounts by insurance proceeds.
16.	What is the expected net interest expense for fiscal year 2010?

Net interest expense is expected to be approximately $180 million, including interest income from notes payable to ConAgra Foods resulting from the Trading & Merchandising divestiture.

17.	What is the current presentation of fiscal year 2009 quarterly segment sales and operating profit highlights given the reclassification of the Alexia frozen operations from the Consumer Foods segment to the Commercial Foods segment?
ConAgra Foods, Inc.
Segment Operating Results
(In millions)

	Fiscal 2009
	Q1	Q2	Q3	Q4	Total

SALES
Consumer Foods	$1,849.3	$2,017.0	$1,990.8	$2,121.5	$7,978.6
Commercial Foods	1,207.2	1,234.7	1,134.2	1,176.5	4,752.6

Total	3,056.5	3,251.7	3,125.0	3,298.0	12,731.2
OPERATING PROFIT
Consumer Foods	186.3	251.3	244.6	267.3	949.5
Commercial Foods	133.9	157.2	141.1	158.4	590.6

Total operating profit for segments	320.2	408.5	385.7	425.7	1,540.1

Reconciliation of total operating profit for segments to income from continuing operations before income taxes and equity method investment earnings

Items excluded from segment operating profit:
General corporate expense	(97.4)	(111.4)	(71.0)	(114.5)	(394.3)
Interest expense, net	(50.1)	(42.7)	(42.0)	(51.4)	(186.2)

Income from continuing operations before income taxes and equity method investment earnings	$172.7	$254.4	$272.7	$259.8	$959.6

Segment operating profit excludes general corporate expense and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

Note on Forward-looking Statements:
This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; the impact of the accident at the Garner manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-savings initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.